Exhibit 4.94
FIRST AMENDMENT TO EXCLUSIVE RAGNAROK
AUTHORIZATION AND DISTRIBUTION AGREEMENT
This First AMENDMENT (This “Amendment”) is made and entered into on this 17th day of January, 2011, by and between Gravity Co., Ltd., (hereinafter referred to as “Gravity”), a corporation duly organized under the laws of the Republic of Korea, having its principal offices at 15F Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea and Level Up! Interactive S.A (hereinafter referred to as “LUISA”), a corporation having its principal place of business at Avenida Dr. Cardoso de Melo, No. 1608, 11o Andar Cj. 111/112, 04548-005, in the city of Sao Paulo, State of Sao Paulo, enrolled with the Ministry of Finance Tax Registration Number under CNPJ/MF 06.142.151/0001-60.
RECITALS
WHEREAS, Gravity and LUISA (“Parties” collectively) entered into an Exclusive Ragnarok Authorization and Distribution Agreement (“The Agreement”), dated March 2nd, 2009.
WHEREAS, this Amendment is supplemental to the Agreement, and the Parties enter into this Amendment, to amend certain provisions in the Agreement.
WHEREAS, Parties hereto desires to amend the Agreement as specified below.
NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, Parties agree as follows:
1. Renewal Term
Section 12.1 of the Agreement shall be deleted in its entirety, and replaced with the following:
Parties agreed to extend the Agreement for Two (2) years from the expiration of the Agreement with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from March 2nd, 2011 to March 1st, 2013.
Licensee shall have the option to renew the term of the Agreement for an additional term of one (1) year without any licensee fee if Gravity decided to maintain the Game service available globally. LUISA shall exercise the aforesaid option to renew by sending an official letter to Gravity at least (3) months prior to the expiration of the Term of this Amendment. The option right for renewal exists only one time.
2. Renewal Authorization Fee
LUISA shall pay to Gravity a non-recoupable and non-refundable renewal Authorization fee (hereinafter referred to as “Authorization Fee”) in the amount of One Hundred

Thousands US Dollars (US$100,000) payable based on the following schedule:
a.	Fifty Thousand US Dollars (US$ 50,000) shall be paid no later than May 31, 2011 and;

b.	Fifty Thousand US Dollars (US$50,000) shall be paid no later than July 31, 2011.
3. Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.	Level Up! Interactive S.A

By: ________________________________________	By: ________________________________________
Name: Toshiro OHNO	Name: Julio Vieitez
Title: President & CEO	Title: Managing Director

Gravity Co., Ltd.	Level Up! Interactive S.A

By: ________________________________________	By: ________________________________________
Name: Yoon Seok Kang	Name: Andréa Finardi Lançoni
Title: CEO	Title: Financial Director

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